Exhibit 99.1

EZCORP REPORTS 14% GROWTH IN NET INCOME

Affirms annual guidance of $3.05 — $3.10 per share

AUSTIN, Texas (January 19, 2012) — EZCORP, Inc. (Nasdaq: EZPW), a leading provider of specialty consumer financial services, today announced financial results for its first fiscal quarter ended December 31, 2011.

Commenting on the results, EZCORP’s President and Chief Executive Officer, Paul Rothamel, said “Our performance was in line with our expectations as we made planned investments in talent and technology to support our long term growth strategy. We also experienced some headwinds as U.S. holiday sales were soft; gold prices declined inside the quarter; and we were negatively impacted by currency exchange rates in Mexico. We were able to offset all of this with our double digit revenue growth, margin expansion, and expense controls inside our base business.”

Financials — Three months ended December 31, 2011 versus the prior year quarter

•	Net income of $39.4 million, up 14% on a non-GAAP basis; up 43% on a GAAP basis.

•	Diluted earnings per share of $0.78, an increase of 13% on a non-GAAP basis; up 42% on a GAAP basis.

•	Total revenues of $248.9 million, up 14%.

•	Net revenues of $154.0 million, up 15%.

•	Store level operating income of $79.5 million, up 14%, with margins steady at 52%.

•	Consolidated operating income of $54.8 million, up 9% on a non-GAAP basis, up 39% on a GAAP basis.

•	Contribution from strategic affiliates of $4.2 million, an increase of 24%.

Note: Non-GAAP prior year quarter financials and percentages are adjusted for the one-time pre-tax charge of $10.9 million ($7.1 million post-tax) related to the retirement of the former Chief Executive Officer recorded in the three months ended December 31, 2010. A reconciliation of GAAP to non-GAAP results is provided at the end of this release for further reference.

Key Operating Metrics — Three months ended December 31, 2011 versus the prior year quarter

•	US Pawn:

•	Total revenue increased 15% to $184.5 million or 2% on a same store basis.

•	Total sales margins improved 60 basis points to 40.8%.

•	Store level operating income increased 17% to $57.9 million with a 15 bps margin improvement to 54%. Same store operating income increased 6%.

•	US Pawn loan balance increased 19% to $140.4 million at December 31, 2011 and grew 9% on a same store basis.

•	Empeño Fácil (Mexico pawn):

•	Total revenue increased 56% to $19.4 million.

•	Same store revenue growth of 15%, driven by same store growth in merchandise sales and pawn service charges of 32% and 21%, respectively. Same store scrap sales were down 21%.

•

Store level operating income increased 160% to $6.2 million with an improvement in margin from 36% to 51%, despite the impact from opening 54 new stores in the past 12 months. Empeño Fácil’s pawn loan balance increased 42% to $9.7 million at December 31, 2011 and grew 5% on a same store basis.

•	EZMONEY (US Financial Services and Cash Converters Canada):

•	Total revenue decreased 1% to $45.0 million.

•

Same store revenue decreased 2% driven by a decrease in same store signature loan fees of 2%. Included in signature loan fees are the fees related to Installment loans which increased 77% as a result of the continued transition to this product.

•	Bad debt as a percentage of fees remained steady at 24%.

•	Store level operating income decreased 13% to $15.5 million.

•	Total loan balances (including CSO lender balances) at December 31, 2011 decreased 3% to $44.8 million and decreased 1% on a same store basis.

Balance Sheet and Liquidity

•	Combined pawn, signature and auto title loan balances (including CSO) at December 31 were $197 million, an increase of 15%.

•	At December 31, cash and cash equivalents were $22.9 million, with debt outstanding of $40.5 million.

Growth

•	During the quarter, US Pawn acquired 24 stores in three separate transactions:

•	Two stores in Florida bringing our total store count in Florida to 95;

•

Seven Cash Converters stores in Virginia and Pennsylvania, new states for US Pawn. The Cash Converters buy / sell model allows the Company to meet the short-term cash needs of customers in markets and neighborhoods where the traditional pawn model may not be feasible;

•

Fifteen stores in the San Antonio metropolitan area from Money Mart. These stores bring the total in the San Antonio area to 37, consolidating EZCORP’s position as the leading pawn operator in that market.

•

Empeño Fácil opened 14 stores during the quarter bringing our total store count to 192 and a market presence in 17 of the 31 states. In the last 12 months, Empeño Fácil has added 54 stores. Of our 192 total locations at December 31, 140 are large format and 52 are smaller format stores.

•

Cash Converters Canada acquired one franchise store during the quarter and converted eight Cashmax stores to the Cash Converter brand. At December 31, 24 of its 65 company-owned stores operated under the Cash Converters brand with an additional 12 stores managed by franchisees.

Crediamigo

•

EZCORP has agreed to acquire 60% of Crediamigo, a specialty consumer finance company based in Mexico City with 65 branches and 550 employees throughout Mexico. Crediamigo provides payroll deduction loans, primarily to employees of government agencies. Crediamigo has 170 payroll withholding agreements signed with employers and access to approximately 3.5 million employees.

•

Founded in 2003, Crediamigo is one of the top three largest and fastest growing providers of payroll deduction loans in Mexico with a total portfolio of approximately MXP 1.25 billion (approximately $92.6 million USD). The average loan is around MXP 16,000 and 27 months.

•

Under the terms of the acquisition agreement, EZCORP will pay $38.7 million in cash to the existing shareholders of Crediamigo and will contribute $12 million to the capital of the company alongside $8 million that will be contributed by certain of the minority shareholders. In addition, EZCORP will be obligated to pay the existing stockholders additional amounts on each of the first and second anniversaries of the closing if certain financial performance targets are achieved during 2012 and 2013. The transaction is expected to close in our second fiscal quarter.

Rothamel concluded, “With our ongoing domestic and international investments, we believe our company is well positioned for both short and long term growth. Through our existing channels, as well as our newest channels, we are excited to be bringing our suite of retail and financial services to an ever widening audience.”

Outlook for fiscal 2012

The Company affirmed that it expects fiscal 2012 earnings per share to be between $3.05 and $3.10. At the mid-point, this represents an increase of 20% over fiscal 2011 earnings per share as adjusted for the one-time charge related to the retirement of the former Chief Executive Officer in the first quarter of fiscal 2011.

About EZCORP

EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.

EZCORP operates more than 1,100 pawn, buy/sell and personal financial services stores in the U.S., Mexico and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 160 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.L and CCV.ASX), which franchises and operates a worldwide network of over 600 stores that provide personal financial services and sell pre-owned merchandise.

Special Note Regarding Forward-Looking Statements

This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including expected future earnings. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry and consumer demand for the Company’s services and merchandise. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Change to Presentation and Reclassification of Prior Year Comparatives

The Company has historically included fees from its Product Protection Plan and Jewelry VIP Program as well as layaway fees in “Other revenue” in its Consolidated Statements of Operations and its Operating Segment Results. Beginning in the second fiscal quarter of 2011 the Company has included these fees in “Merchandise sales” on the basis that fees from these products are incidental to sales of merchandise. Prior year figures have been reclassified to conform to this presentation and margins have been recalculated accordingly.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company has provided non-GAAP net income and non-GAAP earnings per share for fiscal 2011. The only difference between the presented non-GAAP measures and the most closely comparable GAAP measures is the exclusion of a one-time charge related to the retirement of the Company’s former Chief Executive Officer and the related tax benefit included in the quarter ended December 31, 2010. The Company’s management uses these non-GAAP financial measures to understand its financial performance from period to period. Management does not believe that the excluded one-time charge is reflective of underlying operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the corresponding GAAP measures, but rather are provided to facilitate an enhanced understanding of the Company’s actual and expected performance and to enable more meaningful period-to-period comparisons. A reconciliation of the non-GAAP financial measures to the most closely comparable GAAP financial measures is provided in the accompanying financial schedules.

EZCORP Investor Relations

(512) 314-2220

EZCORP, Inc.

Highlights of Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data and percents)

	Three Months Ended December 31,
	2011	2010
Revenues:
Merchandise sales	$86,894	$71,880
Jewelry scrapping sales	56,403	50,665
Pawn service charges	59,792	49,810
Signature loan fees	39,621	40,066
Auto title loan fees	5,467	6,244
Other	696	161

Total revenues	248,873	218,826

Cost of goods sold:
Cost of merchandise sales	48,396	41,311
Cost of jewelry scrapping sales	35,424	32,255

Total cost of goods sold	83,820	73,566

Bad debt:
Signature loan bad debt	10,101	10,046
Auto title loan bad debt	924	982

Total bad debt	11,025	11,028

Net revenue	154,028	134,232

Operations expense	74,501	64,504
Administrative expense	19,711	26,138
Depreciation and amortization	5,255	4,179
(Gain) / loss on sales / disposal of assets	(201)	7

Operating income	54,762	39,404

Interest income	(39)	(3)
Interest expense	590	300
Equity in net income of unconsolidated affiliates	(4,161)	(3,367)
Other	(1,119)	(61)

Income before income taxes	59,491	42,535
Income tax expense	20,139	15,106

Net income	$39,352	$27,429

Net income per share, diluted	$0.78	$0.55

Weighted average shares, diluted	50,693	50,119

OTHER DATA:
Gross margin on merchandise sales	44.3%	42.5%
Gross margin on jewelry scrapping sales	37.2%	36.3%
Gross margin on total sales	41.5%	40.0%

Signature loan bad debt as percent of fees	25.5%	25.1%
Auto title loan bad debt as percent of fees	16.9%	15.7%

EZCORP, Inc.

Highlights of Consolidated Balance Sheets

(in thousands)

	December 31, (unaudited)	September 30,
	2011	2011
Assets:
Current assets:
Cash and cash equivalents	$22,868	$23,969
Pawn loans	150,060	145,318
Signature loans, net	12,676	11,389
Auto title loans, net	3,512	3,222
Pawn service charges receivable, net	28,593	26,455
Signature loan fees receivable, net	6,206	5,348
Auto title loan fees receivable, net	1,405	1,427
Inventory, net	100,319	90,373
Deferred tax asset	18,169	18,125
Prepaid expenses and other assets	38,914	30,611

Total current assets	382,722	356,237

Investments in unconsolidated affiliates	117,820	120,319
Property and equipment, net	84,513	78,498
Goodwill	212,475	173,206
Other assets, net	28,349	28,190

Total assets	$825,879	$756,450

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and other accrued expenses	57,451	57,400
Customer layaway deposits	6,152	6,176
Federal income taxes payable	12,672	693

Total current liabilities	76,275	64,269

Long-term debt, less current maturities	40,500	17,500
Deferred tax liability	8,724	8,331
Deferred gains and other long-term liabilities	1,997	2,102
Total stockholders’ equity	698,383	664,248

Total liabilities and stockholders’ equity	$825,879	$756,450

Other Data:
Pawn loan balance per ending pawn store	$231	$238
Inventory per ending pawn store	$155	$148
Book value per share	$13.86	$13.23

EZCORP, Inc.

Operating Segment Results (Unaudited)

(in thousands, except percents)

	Three Months Ended December 31,
	US Pawn		Empeño Fácil		EZMONEY
	2011	2010	2011	2010	2011	2010
Revenues:
Merchandise sales	$75,975	$66,305	$10,342	$5,575	$577	$—
Scrap sales	52,516	47,006	3,537	3,462	350	197
Pawn service charges	54,370	46,436	5,422	3,374	—	—
Signature loan fees	920	509	—	—	38,701	39,557
Auto title loan fees	457	393	—	—	5,010	5,851
Other	241	117	120	3	335	41

Total revenues	184,479	160,766	19,421	12,414	44,973	45,646
Merchandise cost of goods sold	43,116	38,197	4,945	3,114	335	—
Scrap cost of goods sold	32,973	29,538	2,274	2,638	177	79
Signature loan bad debt	352	165	—	—	9,749	9,881
Auto title loan bad debt	114	61	—	—	810	921

Net revenue	107,924	92,805	12,202	6,662	33,902	34,765
Operations expense	50,073	43,196	5,998	4,278	18,430	17,030

Store operating income	$57,851	$49,609	$6,204	$2,384	$15,472	$17,735

OTHER DATA
Gross margin on merchandise sales	43.2%	42.4%	52.2%	44.1%	41.9%	N/A
Gross margin on scrap sales	37.2%	37.2%	35.7%	23.8%	49.4%	59.9%
Gross margin on total sales	40.8%	40.2%	48.0%	36.4%	44.8%	59.9%
Signature loan bad debt as a percent of fees	38.3%	32.4%	N/A	N/A	25.2%	25.0%
Auto title loan bad debt as percent of fees	24.9%	15.5%	N/A	N/A	16.2%	15.7%
Operating income margin	53.6%	53.5%	50.8%	35.8%	45.6%	51.0%

EZCORP, Inc.

Store Count Activity

	Three Months Ended December 31, 2011
	Company-owned Stores
	US Pawn	Empeño Fácil	EZMONEY	Consolidated	Franchises
Beginning of period	439	178	494	1,111	13
New openings	—	14		14	—
Acquired	24		1	25	(1)
Sold, combined or closed	—	—	(8)	(8)	—

End of period	463	192	487	1,142	12

Reconciliation of GAAP to Non-GAAP Results (Unaudited)

(in thousands, except per share data)

The following tables provide a reconciliation of the differences between the reported or projected non-GAAP financial measures for the periods indicated and the most comparable GAAP financial measures. The non-GAAP financial measures presented may not be directly comparable to similarly titled measures reported by other companies and their usefulness for such purposes are therefore limited. EZCORP management believes presentation of the non-GAAP financial measures enhances investors’ ability to analyze the Company’s operating results. However, non-GAAP financial measures are not an alternative to GAAP financial measures and should be read only in conjunction with financial measures presented on a GAAP basis.

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
		Non-GAAP			Non-GAAP
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenue	$154,028	—	$154,028	$134,232	—	$134,232

Operations expense	74,501	—	74,501	64,504	—	64,504
Administrative expense	19,711	—	19,711	26,138	(10,945)	15,193
Depreciation and amortization	5,255	—	5,255	4,179	—	4,179
(Gain) / loss on sale/disposal of assets	(201)	—	(201)	7	—	7

Operating income	54,762	—	54,762	39,404	10,945	50,349
Interest income	(39)	—	(39)	(3)	—	(3)
Interest expense	590	—	590	300	—	300
Equity in net income of unconsolidated affiliates	(4,161)	—	(4,161)	(3,367)	—	(3,367)
Other	(1,119)	—	(1,119)	(61)	—	(61)

Income before income taxes	59,491	—	59,491	42,535	10,945	53,480
Income tax expense	20,139	—	20,139	15,106	3,831	18,937

Net income	$39,352	$—	$39,352	$27,429	$7,114	$34,543

Net income per share, diluted	$0.78	$—	$0.78	$0.55	$0.14	$0.69

Weighted average shares, diluted	50,693	—	50,589	50,119	—	50,119